EXHIBIT 21
      [Annual Report on Form 10-K]

      EVERGREEN BANCORP, INC.
1997 ANNUAL REPORT ON FORM 10-K

SUBSIDIARIES OF THE REGISTRANT


 Name of Significant Subsidiary<F1>     % Owned      Jurisdiction of Incorporation
Evergreen Bank, National Association    100          United States
Evergreen Realty Funding Corp.<F2>      100          New York


<F1>  Subsidiaries of the Registrant that are inactive have been omitted.
<F2>  Entity is a Subsidiary of Evergreen Bank, National association.